Exhibit 10.2

2005 Director Compensation Plan

On March 4, 2005, the Human Resources Committee of the Board approved the terms of the Company’s 2005 Director Compensation Plan as follows:

1.	Cash Compensation

Each non-management Board member other than the Chairman of the Board will be paid an annual retainer of $20,000 and $500 for attendance at each meeting. The Chairman of the Board will be paid an annual retainer of $27,500 and $2,000 for attendance at each meeting. In addition, the Chairman of the Human Resources Committee and the Chairman of the Audit Committee will each be paid a supplemental annual retainer of $5,000. All Board compensation is paid quarterly, as earned.

2.	Equity Compensation:

New Board Members: The number of option shares granted to each new outside (non-management) director upon joining the Company’s Board will be 20,000 option shares.

Current Board Members: In 2005, all current non-management members of the Board are to receive at the last Board meeting of the calendar year a grant of 15,000 option shares. An additional 15,000 option shares will be granted to such Board members on the three year anniversary of such grant, and each succeeding three year anniversary thereafter, based on continuous Board service.